EXHIBIT 99.1

Recent Developments

Coverage for Transcutaneous Electrical Nerve Stimulation

On June 8, 2012, the Centers for Medicare & Medicaid Services (“CMS”) issued a final decision memorandum in which CMS determined that coverage for transcutaneous electrical nerve stimulation (“TENS”) for the treatment of chronic low back pain (other than chronic low back pain due to certain diseases) would not be available under Medicare unless the patient is enrolled in a clinical study meeting certain defined standards. On August 3, 2012, CMS published a National Coverage Determination and listed the diagnostic codes for TENS prescriptions that will no longer be covered under Medicare outside of a clinical study. Our Empi business unit in our Recovery Sciences Segment provides TENS devices that are prescribed for patients to use in the home (and for patients with diagnoses that fall within one of the diagnostic codes for which Medicare coverage is no longer available). As a result, this coverage decision by CMS will have the effect of reducing the available market for these TENS devices. In addition to eliminating a common application for TENS for Medicare beneficiaries, this coverage policy may be adopted by some or all of the private health insurers with which Empi does business. We have no plans to conduct a clinical study at this time. We are in the process of adapting our business procedures to reflect this coverage policy and to cease billing Medicare for TENS units prescribed for the applicable diagnostic codes. We also are in the process of determining how and when this coverage position may impact available reimbursement for supplies provided by our Empi business unit to Medicare beneficiaries in connection with TENS devices prescribed to those beneficiaries prior to the CMS decision. While the full effect of this coverage decision will not be known for some time, it could reduce the revenue of our Empi business for Medicare billing of TENS and related supplies by an estimated $9 million to $14 million annually, and over time by a similar or greater amount if the Medicare coverage policy is adopted by private insurers. We believe Empi can offset, at least partially, the impact of these revenue losses by (i) offering these devices as self-pay items to Medicare beneficiaries, (ii) convincing private insurers that they should continue to cover TENS because of its effectiveness for chronic low back pain, its ability to reduce the use of pharmaceuticals and its favorable impact on health economics, (iii) focusing on growth initiatives related to other TENS indications for which reimbursement is available and on other Empi products and (iv) adjusting operating expenses where possible. Nevertheless, the long-term revenue and profit impact of this coverage decision could be materially adverse to the Empi business and as a result could have an adverse effect on our business and results of operations as a whole.